Exhibit (a)(28)

PROFUNDS

UNANIMOUS WRITTEN CONSENT OF BOARD OF TRUSTEES

TO ACTIONS TAKEN WITHOUT A MEETING

The undersigned, being all of the Trustees of ProFunds, a Delaware statutory trust (the “Trust”), acting pursuant to Article 5, Section 5.12.3 of the Amended and Restated Declaration of Trust dated October 28, 1997 (the “Declaration”) and Article II, Section 2 of the Trust’s Bylaws, hereby consent to the taking of the following action and the adoption of the following resolutions on behalf of the Trust, and each of its series, without a meeting, such action and resolutions to have the same force and effect as though duly taken and adopted at a meeting of the Board of Trustees of the Trust duly called and legally held:

Authorization of the Establishment and Designation of Eight New Series of ProFunds

RESOLVED, that the Establishment and Designation of Series as provided for in Section 4.9.2 of the Declaration, to designate and establish four additional series of shares of beneficial interest, known as the:

Short Oil & Gas ProFund	ProFund VP Short Oil & Gas
Short Precious Metals ProFund	ProFund VP Short Precious Metals
Short Real Estate ProFund	ProFund VP Short Real Estate
Short Utilities ProFund	ProFund VP Short Utilities

(each of which bears the expenses attributable to it and otherwise has the relative rights and preferences set forth in the Declaration), is hereby authorized and approved, effective upon the date of registering the Funds as investment companies under the Investment Company Act of 1940, as amended; and

FURTHER RESOLVED, that any officer of the Trust be, and hereby is, authorized to cause the Declaration and other necessary documents to be filed wherever in the discretion of such officer such filing is appropriate.

This Unanimous Written Consent may be executed in one or more counterparts, which together shall constitute a single document.

Dated as of May 11, 2005

/s/ MICHAEL L. SAPIR	/s/ MICHAEL C. WACHS
Michael L. Sapir	Michael C. Wachs
Trustee	Trustee

/s/ RUSSELL S. REYNOLDS, III
Russell S. Reynolds, III
Trustee